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                                                                    EXHIBIT 10.2

November 18, 1997

Jay Smith
Wanderlust Interactive, Inc.
5301 Beethoven Street
Los Angeles, CA 90066

Dear Jay,

This letter confirms the previously negotiated agreement and understanding between Wanderlust Interactive, Inc. ("Wlust") and Kayne International, Inc. ("Kayne"), as follows:

     1) Wlust agrees to retain Kayne, and Kayne agrees to be retained by Wlust to perform research and management advisory services as may be reasonably requested by Wlust with respect to Company operations, restructuring, and corporate finance over the period of September, 1, 1997 to March 1, 1998 ("Initial Engagement Period"). Wlust and Kayne may mutually agree to extend the Agreement for additional periods. In absence of such an agreement, this Agreement shall remain in effect until March 1, 1998.

     2) Upon execution of this Agreement Wlust agrees to pay Kayne at a rate of $1,500 per day for time charged under this contract, with payment in advance in amounts as may be requested by Kayne and agreed to by Wlust. The initial payment shall be $25,500 due upon execution of this Agreement to cover 17 consulting days for services to be performed on Wlust's behalf as requested by Wlust during the Initial Engagement Period. It is agreed that as of the date of this Agreement, Kayne has performed 2 1/2 days of consulting services which shall be counted against the initial 17 days.

     3) Wlust agrees to reimburse Kayne for travel, office, and other out-of-pocket expenses incurred on Wlust's behalf. Kayne agrees to spend no more than $100 on out-of-pocket expenses without prior Wlust approval.

     4) Kayne, in consideration of the remuneration stated above, agrees to provide corporate research and management advisory services to Wlust subject to the representations and warranties in this Agreement. Kayne and its personnel shall comply with all applicable statutes, rules and regulations governing all aspects of the services to be performed under this Agreement. Wlust understands and acknowledges that Kayne cannot guarantee that the services provided hereunder will achieve any particular objective or fulfill any specified goals. Wlust further understands and acknowledges that Kayne is not registered or licensed as an investment advisor, securities broker, or financial planner.


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        Other than the foregoing express warranties, Kayne makes no warranties with respect to the quality of the services to be provided hereunder or any results to be achieved, and hereby expressly disclaims the existence of any such representations or warranties including without limitation and implied warranties of fitness for a particular purpose. Kayne shall have no liability for any indirect, incidental or consequential damages suffered by Wlust as a result of, or any failure on the part of Kayne in the performance of its duties hereunder.

        5) Either party may terminate this Agreement upon 10 day written notice, upon which Wlust shall pay Kayne any amounts due for work performed and unreimbursed expenses outstanding after credit (if any) for the initial payment. Any notice required to be given pursuant to this Agreement shall be deemed given and serviced when such notice is deposited in the United States Mail, first class, certified or registered, and addressed to the principal offices of the parties as they appear on this Agreement, unless a written change of address notification has been sent and received.

        6) Neither party may assign its rights or duties under this Agreement without the express prior written consent of the other party. This Agreement shall be interpreted and construed in accordance with the laws of the State of California. The parties agree that jurisdiction and venue of any dispute arising hereunder shall be in San Francisco, California. In case of litigation regarding this Agreement, losing party agrees to pay reasonable legal costs of the prevailing party, including attorney's fees.

        7) Each person executing this Agreement has the full right, power, and authority to enter into this Agreement on behalf of their respective organizations. This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof. The parties hereto acknowledge and agree that there are no conditions, covenants, agreements and understandings between or among any of them with respect to the subject matter hereof except as set forth in this Agreement.


Sincerely,                                  ACCEPTED:

/s/ TOM SCHULTZ                             /s/ JAY SMITH
---------------------------                 ---------------------------
Tom Schultz                                 Jay Smith
Kayne International, Inc.                   Wlust Communications, Inc.


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April 21, 1998

Jay Smith
Wanderlust Interactive, Inc.
5301 Beethoven Street
Los Angeles, CA 90066

Dear Jay,

This letter extends the agreement and understanding between Wanderlust Interactive, Inc. ("Wlust") and Kayne International, Inc. ("Kayne") as defined in the letter agreement of November 18, 1997 ("Agreement"), as follows:

        1) Wlust and Kayne mutually agree to extend the Agreement for an additional period beyond the Initial Engagement Period to September 1, 1998.

        2) Wlust agrees to pay Kayne 120,000 common shares to cover unpaid professional fees due for services performed on Wlust's behalf in lieu of immediate cash payment. Wlust further agrees to cash reimbursement of Kayne travel, office, and other out-of-pocket expenses incurred on Wlust's behalf, of which $3,750 are due and payable immediately.

        3) All other terms and conditions of the Agreement shall remain in force without modification.


Sincerely,                                  ACCEPTED:

/s/ TOM SCHULTZ                             /s/ JAY SMITH
---------------------------                 ---------------------------
Tom Schultz                                 Jay Smith
Kayne International, Inc.                   Wlust Communications, Inc.
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                         AMENDMENT TO LETTER AGREEMENT

     THIS AMENDMENT TO LETTER AGREEMENT ("Amendment") is deemed to have been made and entered into as of August 31, 1998, between ADRENALIN INTERACTIVE, INC., a Delaware Corporation formerly known as Wanderlust Interactive, Inc. ("Adrenalin"), and KAYNE INTERNATIONAL, INC. ("Kayne").

                                    RECITALS

     A. Adrenalin and Kayne are parties to that certain letter agreement, dated November 18, 1997, as amended by that certain letter, dated April 21, 1998, relating to Kayne's rendition of consulting services to Adrenalin (collectively the "Letter Agreement").

     B. The parties hereto now desire to further extend the Letter Agreement on the terms and conditions hereinafter set forth.

                              TERMS AND CONDITIONS

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Extension of Agreement. The parties hereto agree that the term of the Letter Agreement shall be further extended through and including December 31, 1998.

     2. No Other Amendments. Except as extended hereby, the terms and provisions of the Letter Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

        "Adrenalin"                             "Kayne"

ADRENALIN INTERACTIVE, INC.             KAYNE INTERNATIONAL, INC.


By: /s/ Jay Smith                       By: /s/ Thomas A. Schultz
    --------------------------              -----------------------------
    Jay Smith                               Thomas A. Schultz
    Executive Officer                       authorized representative